Exhibit 10.8

                        MASTER EQUIPMENT LEASE AGREEMENT

THIS MASTER EQUIPMENT LEASE AGREEMENT is made by and between Tech-Rock, LLC ("Lessor") and Globetech Environmental Inc. ("Lessee"). Each of Lessor and Lessee is sometimes individually or collectively referred to herein as a "Party" or the "Parties."

                                    RECITALS

A. Lessor is the owner of certain Logmed Units that Lessor purchased from Lessee, or is under contract to purchase from Lessee; and

B. Lessor desires to lease the Logmed Units to Lessee and Lessee desires to lease the Logmed Units from Lessor.

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS, AND FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HEREBY AGREE AS FOLLOWS:

                                    AGREEMENT

         1. DESCRIPTION OF LEASED UNITS. Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor the following described Logmed Units, which Units were purchased from Lessee simultaneous with the execution of this
Agreement:

                  Logmend Model 200 SL, machine number 936, built in 2001, under lease to a third party in Utrecht, Holland ("Utrecht Unit");

                  Logmend Model 130 SL, machine number 934, built in 1998, under lease to a third party in Halle, Germany ("Halle Unit"); and

                  Logmed II 500, yet to be manufactured by Lessee, but scheduled to be sub-leased to a third party in Abu Dhabi, United Arab Emirates ("Abu Dhabi Unit").

Each of the above described Logmed Units is referred to herein as a "Unit" and collectively, the "Units." For purposes of this Agreement, the underlying leases for the Utrecht Unit and the Halle Unit shall be referred to as the "Sub-Leases." As the Utrecht Unit and the Halle Units are, pursuant to the Sub-Leases, leased to third parties, the lease herein of such Units by Lessor to Lessee is subject to the Sub-Leases. Lessee's Initials

         2. TERM. The lease of the Units shall be effective upon execution of this Agreement. The lease term of the Utrecht Unit and the Halle Unit shall be eighty-four (84) months from the date of the execution of this Agreement. The term of the lease of the Abu Dhabi Unit shall be eighty-four (84) months from the earlier of (i) the installation of the Abu Dhabi Unit at the third party's location, or (ii) January 1, 2008.




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Lessor's Initials

         3. LEASE PAYMENTS. In consideration for the lease by Lessor to Lessee of the Units, Lessee agrees to pay Lessee as provided herein. Upon execution of this Agreement, Lessee shall pay to Lessor the sum of One Hundred Forty Thousand and no/100 Dollars (US$140,000.00) as prepayment of the monthly payments on the Abu Dhabi Unit from months 73 through 84 of the lease term. In addition, Lessee shall pay to Lessor the sum of Twelve Thousand and no/100 Dollars (US$12,000.00) per Unit per month. Such payments shall be prepaid by Lessee to Lessor by wire transfer on or before the first day of each month during the term of the lease of each Unit. If the term of the lease of a Unit does not begin on the first day of a month or end on the last day of the month, the first and last monthly payments shall be prorated based upon the number of days in such months. The first month's lease payments for the Utrecht Unit and the Hallee Unit shall be made by Lessee to Lessor upon execution of this Agreement. The first monthly payment for the lease of the Abu Dhabi Unit shall be due on the first day of the first month of the lease term of the Abu Dhabi Unit, as the lease term is described in Section 2 hereof.

         4. CONSENT. By execution of this Agreement, Lessor hereby consents to the Sub-Leases concerning the Utrecht Unit and the Halle Unit to Universitair Centrum Utrecht, Heidelberglaan 100, N-3584 CX, Utrecht, and Klinikum der Medizinischen Fakultat der Martin-Luther-Universitat Halle-Wittenberg, Johann-Andreas-Segner-STR 12, 0697 Halle (Saale), respectively, pursuant to the terms and conditions of the Sub-Leases. All payments or amounts under the Sub-Leases, or any increases in the payments or amounts thereunder, shall, subject to the requirement hereunder of Lessee to make the lease payments and all other payments, belong to Lessee. Upon expiration of the term of the Sub-Leases (without any regard to any extension of the term thereunder), the prohibition of the sub-lease with respect to the Utrecht Unit and the Halle Unit without the prior written consent of Lessor pursuant to Section 13 and Section 19 hereof, shall apply. By execution of this Agreement, Lessor hereby consents to the sub-lease of the Abu Dhabi Unit to Transporte Y Equipos Los Tanques, C.A. Direccion Fiscal: Avenida Baralt, entre Truco y Guanabano, N(0) 1903, Abu Dhabi, Venezuela. All payments or amounts under the sub-lease of the Abu Dhabi Unit, or any increases in the payments or amounts thereunder, shall, subject to the requirement hereunder of Lessee to make the lease payments and all other payments hereunder, belong to Lessee. Upon expiration of the term of such sub-lease (without regard to any extention of the term thereunder), the prohibition of the sub-lease of the Abu Dhabi Unit without the prior written consent of Lessor pursuant to Section 13 and Section 19 hereof hereof, shall apply.

         5. ACCEPTANCE; NO WARRANTY. LESSOR LEASES THE UNITS TO LESSEE "AS IS" AND MAKES NO WARRANTIES REGARDING THE UNITS, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, PERFORMANCE GUARANTEES AND IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY EXCLUDED. Lessor shall not be liable for any direct, indirect, incidental, or consequential damages or losses resulting from the operation or use of any Unit, including, without limitation, damages for loss of business profits or business interruption. In addition, because pursuant to the Sub-Leases, the Utrecht Unit and the Halle Unit are leased to third parties, there is no warranty that, for the term of this Agreement, no other person holds claim to or interest in the Units. In addition, Lessor shall not be responsible for any loss, damage, or claim caused by or attributable to any defect or deficiency in any Unit whether arising out of such Unit's manufacture, design, or otherwise. Lessee acknowledges that the Units are adequate and sufficient for Lessee's intended uses. Lessor's liability, whether in contract or otherwise, with respect to the lease of the Units, and or the Units, shall, in no event, exceed the amount received by Lessor from Lessee under this lease of the Units.

         6. MAINTENANCE, REPAIRS, SERVICING. Lessee shall ensure that the prescribed maintenance, repairs, and routine servicing for each Unit shall be performed. Lessee shall ensure that each Unit is kept in good operating condition and repair. All maintenance, repairs, and service shall be done when needed, but in any event no less often than as set forth in the owner's manual for such Unit. Lessee assumes all responsibility for the care and use of each item of Unit and agrees to pay to Lessor, in addition the lease payments described in Section 3 hereof, and all other amounts required to be paid to Lessor hereunder, an amount equal to all damages to and losses with respect to each Unit caused by a lack of normal routine maintenance. Lessee's Initials

         7. TAXES; ETHICAL PRACTICES. Lessee acknowledges that the lease payments are exclusive of any
United States of America, state, local taxes, international, or foreign license or registration fees now in force or hereafter imposed. Lessee, or its sub-lessees, shall pay all sales, use, and other taxes, and all fees and charges that


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Lessor's Initials Page 2 of 7

         are levied on any Unit during the term of this Agreement. Lessee shall also pay all taxes (other than income taxes) that are charged to Lessor by reason of Lessor's interest in any Unit. Lessee shall, at Lessee's sole expense,
(i) license and register each Unit to the extent required by United States of America, state, local, international, or foreign law or regulations and (ii) maintain such licenses and registrations in full force and effect throughout the term of this Agreement. Lessee shall furnish to Lessor copies of any filings required under this Agreement.

         Lessee will pay and discharge or cause to be paid and discharged as and when they become due all taxes, levies, assessments, governmental charges, fines, and penalties of whatsoever nature lawfully imposed in connection with its activities under this Agreement and any income derived from this Agreement. Lessee must at all times comply with and assist Lessor to comply with any and all applicable conventions, laws, rules, regulations, and by-laws of whatsoever nature incident to any or all of its activities contemplated by this Agreement, including, without limitation, United States export control regulations, the United States Foreign Corrupt Practices Act, and the United States antiboycott regulations. Lessee will promptly deliver to Lessor a copy of any notice or instrument that alleges a violation of any of these laws.

         8. INSURANCE. Lessee shall bear the risk of loss and damage to the Units during the term of this Agreement and shall be fully responsible for the cost of, at Lessor's option, replacing or repairing any damage to any Unit. Lessee shall also be liable for all damages and injuries to persons and property involving any Unit during the term of this Agreement. Lessee is required to carry insurance, or show that the insurance has been provided by the sub-leasee, of the following kinds and in the amounts specified for the term of the
Agreement: (i) all risks of physical damage to the Units or loss of the Units in an amount adequate to replace the Units with Lessor named as Loss Payee, and a deductible not to exceed Five Thousand and no/100 Dollars (USD$5,000.00); (ii) General Liability Insurance written on an Occurrence Form providing a Combined Single Limit of at least One Million and no/100 Dollars (USD$1,000,000.00) for Bodily Injury and Property Damage with an Annual Aggregate of Five Million and no/100 Dollars (USD$5,000,000.00) which also names Lessor as an Insured; (iii) Workers Compensation Insurance providing Statutory Coverage for all employees in all locations where the Lessee operates or has employees with Employers Liability Insurance coverage limits of at least One Million and no/100 Dollars (USD$1,000,000.00) for Bodily Injury By Accident or Disease. Lessee is required to provide Lessor with evidence of such insurance satisfactory to Lessor, in Lessor's sole discretion. Lessee's insurers shall be obligated to give Lessor thirty (30) days' prior written notice of their intent to cancel or alter Lessee's insurance. Lessee hereby authorizes Lessor to receive or collect any money paid under the insurance policies, endorse checks and drafts relating to payment, cancel the insurance, or settle or release any claim with respect to the insurance coverages. Regardless of whether or not the Units are insured, Lessee shall pay the lease payments for the Units during the term of this Agreement in the event the Units are lost, damaged, or destroyed.

         9. ACCIDENT REPORTING. Lessee shall notify Lessor within twenty-four
(24) hours of any accident or occurrence involving any Units in which a person or property is, or is claimed to be, injured or damaged.

         10. USE AND LOCATION OF UNITS. Lessee shall have the sole use, control, and responsibility for each Unit until it is returned to Lessor. Lessee hereby affirms that it is leasing each Unit for a business, agricultural, or commercial purpose and that no Units shall be used for personal, family, or household uses. Lessee shall obey all United States of America, state, local, international, and foreign laws and regulations in using each Units and shall only allow any Units to be used by competent and qualified personnel. Lessee shall seek Lessor's written permission to change the location of a Unit.

         11. INDEMNITY. Lessee agrees to defend, indemnify, and hold Lessor and its affiliates, officers, employees, agents, representatives, members, and managers harmless from and against any and all claims, causes of action, damages, demands, liabilities, and expenses of any kind (including without limitation attorney's fees, fines, and penalties) relating to or arising out of the ownership, maintenance, possession, use, operation, control, or storage of each Unit, and/or contents thereof, covered by this Agreement, including, without limitation, any injury to persons and/or property. The provision of this
Section 11 shall survive expiration or termination of this Agreement. Nothing contained herein shall be construed to limit the provisions of this Section 11.

         Lessee's Initials



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         12. TITLE AND OWNERSHIP. The Units shall at all times remain the property of Lessor, and Lessee shall have no right or property interest therein during the term of this Agreement. Lessor shall have the right to display notice of its ownership of the Units by affixing an identifying plate, stencil, or other indicia of ownership on any Unit. Upon Lessor's request, Lessee shall execute financing statements or the like, including, without limitation, continuation statements, deemed appropriate by Lessor, covering any Unit and setting forth Lessor's interest therein. Lessee shall not pledge, encumber, or permit any lien to attach to any Units.

         13. DEFAULT. Time is of the essence of this Agreement. The due dates for lease payments and the performance of the other obligations of Lessee under this Agreement are among its most crucial provisions. Except as otherwise provided herein, the occurrence of any of the following events shall constitute a default hereof: (i) Lessee's failure to pay on or before the due date the full amount of any payment (including, without limitation, any lease payment), tax, insurance premium, or other obligation of Lessee under this Agreement; (ii) Lessee's failure to perform any other of Lessee's obligations under this Agreement; (iii) Lessee's attempt to remove, sell, transfer, sub-lease, encumber, or otherwise transfer, dispose, or part with possession of any Unit without Lessor's prior written consent; (iv) Lessee's making of any false or misleading statement to Lessor in connection with this Agreement; (v) any wire, check, note, or other instrument given for any payment under this Agreement, shall be dishonored when presented for payment; (vi) Lessee's insolvency or petition in bankruptcy, either voluntarily or involuntarily, or assignment for the benefit of creditors, or Lessee being named or subjected to a suit for the appointment of a receiver; (vii) any seizure or levy of a Unit including, but not limited to, by reason of any legal or governmental process directed against Lessee; (viii) Lessor shall reasonably deem any Unit to be in danger of misuse, confiscation, damage, or destruction; or (ix) Lessee's violation, neglect, or failure to observe, keep, or perform any covenant, agreement, or stipulation to be observed, kept, or performed by Lessee under this Agreement.

         14. REMEDIES. In the event of any default by Lessee under this Agreement, Lessor, in addition to the rights and remedies hereunder, shall have all of the rights and remedies permitted at law and in equity. Lessee acknowledges and agrees that Lessor shall be entitled to exercise any and all available rights and remedies in any combination or sequence not expressly prohibited by law. Unless prohibited by law, Lessor's available rights and remedies in the event of a default by Lessee include, without limitation, (i) suing for and recovering all accrued and thereafter accruing amounts owing under this Agreement; (ii) requiring Lessee to make the Units available to Lessor at a reasonable time and place designated by Lessor, and to put Lessor in possession thereof; (iii) immediately and without legal proceedings or notice to Lessee (and at Lessee's expense) and without liability for any damages occasioned by such taking of possession, entering Lessee's premises, taking possession of, removing and retaining any Units or all of the Equipment or rendering the same unusable; (iv) without notice to Lessee, terminating this Agreement as to any Unit or all of the Units, but such termination shall not release Lessee from the liabilities and obligations arising from such breach; (v) selling or otherwise disposing of any Unit or all of the Units, whether or not in possession, with or without notice to Lessee, at private or public sale, or re-leasing any or all of the same on such terms and conditions as Lessor deems appropriate; and (vi) utilizing any and all other remedies at law or in equity available to Lessor. Irrespective of the remedies exercised by Lessor hereunder, Lessee shall continue to remain liable for any amounts due to Lessor hereunder after application of the net proceeds as set forth above.

Lessee hereby expressly waives any rights it may have to possession of any Unit after default and all claims it may have for damages or injuries suffered through or loss caused by any repossession, sale, or other disposition of any Unit hereunder. Lessee agrees that any property, other than a Unit, which is in or upon any Unit at time of repossession may be taken and held without liability until its return is requested by Lessee. Lessee hereby acknowledges and agrees that any applicable standard of commercial reasonableness shall be satisfied if Lessor sells or otherwise disposes of any Unit by any method which is customarily used for similar items, or which Lessor has used or would use for similar items owned solely by Lessor, even if Lessee believes or proves that a different method of disposition would have been more beneficial for Lessee.

Nothing herein contained shall require Lessor to re-lease, sell, or otherwise dispose of any Unit.

Lessor's remedies are cumulative and may be exercised concurrently and repeatedly and the exercise of one (1) remedy shall not be deemed an election of remedies. No waiver of a default is a waiver of any other default or subsequent breach of this Agreement by Lessee. In addition to all other charges provided under this Agreement, Lessee agrees to pay all removal, freight, storage, labor, and other charges and costs incurred by Lessor as a result of Lessee's breach of this


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Agreement.

Lessee's Initials Lessor's Initials Page 4 of 7

         15. PAYMENT; DELINQUENCY CHARGES. Lessee agrees to pay to Lessor all lease payments and other amounts set forth in this Agreement without deduction or setoff. All payments shall be delivered to Lessor at the address set forth above, or at such other address or account as may be designated in writing from time to time by Lessor. Lessee acknowledges that Lessee's failure to timely pay all lease payments or any other amounts which become owing to Lessor during the term hereof shall cause Lessor to incur costs not contemplated by this Agreement, the exact amount of which shall be difficult to ascertain. Such costs include, without limitation, processing and accounting charges. Accordingly, for each lease payment or other amount due to Lessor hereunder which is not paid within three (3) calendar days after such lease payment or other amount is due, Lessee agrees to pay Lessor a delinquency charge calculated thereon equal to Four Hundred and no/100 Dollars (US$400.00) per Unit per calendar day until Lessor receives payment thereof, or other amount due hereunder. Lessee shall also pay all reasonable costs of collection, including attorney's fees, costs, and expenses incurred by Lessor in the collection of any amounts owing to Lessor hereunder.

         16. TERMINATION. Except as otherwise set forth herein, this Agreement shall terminate with respect to each Unit upon the occurrence of all of the following events with respect to each Unit: (i) the end of the lease term for each Unit as described in Section 2, and (ii) the payment by Lessee of all amounts owed to Lessor under this Agreement. Notwithstanding the foregoing, Lessor may (i) immediately terminate this Agreement if Lessee defaults under this Agreement, or (ii) terminate this Agreement upon giving thirty (30) days' prior written notice to Lessee, at Lessor's sole and absolute discretion.

         17. RETURN OF UNITS. Upon the expiration of this Agreement for any Unit, Lessee shall return, at Lessor's sole expense, such Units to Lessor at the place as Lessor may direct. Each Unit shall be returned by Lessee in good working condition subject to normal wear and tear.

18. POSSESSION OF UNITS BEYOND TERMINATION. If Lessee retains possession of any Unit after termination of this Agreement, Lessee shall continue to pay the lease payments and other charges as set forth herein. Acceptance of such lease payments by Lessor, however, shall not be deemed a renewal of this Agreement, and Lessee shall pay Lessor any damages which Lessor may incur because Lessee fails to return any Unit as required herein.

         19. ASSIGNMENT AND SUB-LEASE. Except as otherwise provided herein, this Agreement may not be assigned or any Unit subleased by Lessee without Lessor's prior written consent, which consent may not be unreasonably withheld. Lessor may assign this Agreement and any or all lease payments or other amounts payable by Lessee hereunder without the consent of Lessee. Upon notice of such assignment by Lessor, Lessee shall pay such amounts to the assignee without offset, counterclaim or defense of any kind. Lessor may also execute any type of security instrument with respect to any Units, and Lessee's rights shall be subordinate to the rights of the holder of such instrument.

         20. NOTICES. All notices and other communications given or made pursuant hereto will be in writing and will be deemed duly given if it is made in writing and sent by registered or certified mail (postage prepaid, return receipt requested) or by overnight delivery service, or sent via facsimile (with acknowledgement of complete transmission) to the Parties at the following addresses:

If to Lessor: Tech-Rock, LLC
5312 N. Vista Court
Spokane, Washington 99201
Fax: (509) 928-1908

With a copy to: Eric J. Sachtjen, Esq.
Workland & Witherspoon, PLLC
601 W. Main Ave., Ste. 714
Spokane WA 99201-0677 Lessee's Initials
Fax: (509) 624-6441



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Lessor's Initials Page 5 of 7

If to Lessee: Globetech Environmental, Inc.
7716 W. Rutter Pkwy
Spokane, WA 99208
Fax: (509) 468-8970

With a copy to: Michael Sanders
Attorney at Law
20333 S.H. 249, Suite 600
Houston, TX 77070
Fax: (832) 446-2424

or to such other persons or at such other addresses as will be furnished by any Party by like notice to the other party. Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or, if mailed as provide herein, on the third day after it is so mailed or if sent via facsimile, one (1) day following the date sent. Any Party may give any notice and other communications hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice or communication will be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.

         21. GOVERNING LAW; VENUE. This Agreement shall be governed by the laws of the state of Alaska, exclusive of its conflict of law rules. The Parties consent to the jurisdiction of federal courts in Fairbanks North Star County, Alaska. The venue of any legal action to collect or enforce the obligations under this Agreement shall be in Fairbanks North Star County, Alaska.

         22. ENTIRE AGREEMENT. This Agreement sets forth all of the agreements of Lessor and Lessee for the lease of each Unit, and supersedes any and all prior understandings or agreements, both oral and/or written, between and among the Parties respecting the Units. This Agreement cannot be modified unless in a written statement signed by both Parties.

         23. ATTORNEY'S FEES. If any legal action or proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing Party or Parties will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, or in any appeal therefrom, in addition to any other relief to which it or they may be entitled. Attorneys' fees incurred by any Party to this Agreement in enforcing any judgment on any action brought to resolve any controversy arising under this Agreement, to enforce any of its terms or for the breach of this Agreement, will be recoverable by the prevailing Party. Such right to recover post-judgment attorneys' fees will be separate and distinct from the right to recover attorneys' fees pursuant to the first sentence of this
Section 23. The provisions of this Section 23 will be severable from all other provisions of this Agreement, will survive any judgment, and will not be deemed merged into any judgment.

     24. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in one (1) or more counterparts, each of which is deemed an original and all of which together are considered one (1) and the same agreement. A facsimile copy of this Agreement sent by any Party to any other Party also is deemed an original, and has the same effect as if the original hereof were actually received by the Party receiving such facsimile copy.

         25. SECTION HEADINGS; GENDER USAGE. The section headings contained in this Agreement are solely for convenience of reference and do not affect the meaning or interpretation of this Agreement or of any term or provision hereof. When the context in which words are used in this Agreement indicate that such is the intent, use of the masculine gender and the plural herein includes the feminine and neuter genders and the singular.



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Lessee's Initials Lessor's Initials Page 6 of 7

         26. REFERENCE TO AGREEMENT. Use of the words "herein," "hereof," "hereto" and the like in this Agreement are references to this Agreement as a whole and not to any particular Section or provision of this Agreement, unless otherwise noted.

                  27. SEVERABILITY. If any term, provision, or agreement contained in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining terms, provisions, and agreements shall in no way be affected, impaired, or invalidated. The Parties shall negotiate in good faith to agree on replacing any invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision which, in effect, shall, from an economic and legal perspective, most fairly approach the effect of such invalid, illegal, or unenforceable provision.

LESSEE: LESSOR:

GLOBETECH ENVIRONMENTAL INC. TECH-ROCK, LLC
By: Donald Sampson, its President By: Gregory D. Jeffreys, Manager
Date: Date:
-------------------------------------------
By: Kimberly R. Jeffreys, Manager
Date:

Lessee's Initials Lessor's Initials Page 7 of 7